SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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BANCROFT FUND LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BANCROFT FUND LTD.

65 MADISON AVENUE, SUITE 550 • MORRISTOWN, NEW JERSEY 07960-7308 • (973) 631-1177 • www.bancroftfund.com

January 14, 2008

To Shareholders of Bancroft Fund Ltd.:

Reference is made to the proxy materials for the Annual Meeting of Shareholders of Bancroft Fund Ltd. to be held on Monday, February 11, 2008.

These proxy materials describe the possibility that your two incumbent trustees would face a re-election challenge by two individuals nominated by certain shareholders of the Fund.  These proxy materials also contemplate the possibility that, in addition to the re-election challenge, those shareholders would present for a shareholder vote their proposal with respect to a monthly managed distribution policy (Proposal 3).

After the proxy materials were printed and shortly before the date of this letter, the Fund and such shareholders entered into an agreement pursuant to which such shareholders agreed to withdraw their Board nominees and their proposal with respect to a monthly managed distribution policy.  Accordingly, the two incumbent trustees, Thomas H. Dinsmore and Daniel D. Harding, will be running unopposed as nominees for a three-year term, shareholders will not be asked to vote on the monthly managed distribution policy, and you may therefore ignore Proposal 3 on the proxy card and in the proxy statement.

The Fund has agreed to commence a cash tender offer for up to 758,754 shares of beneficial interest at a price of not less than 95% of net asset value per share.  Additional information about the agreement reached between the Fund and the shareholders is set forth in the Fund’s press release dated January 14, 2008, a copy of which is included with this letter.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.  The tender offer referred to in this letter will be made only by the offer to purchase and related letter of transmittal.  The Fund’s shareholders should carefully read the tender offer materials when they are made available because they will contain important information about the Fund and the tender offer.  Further information will be forthcoming when the tender offer commences. We cordially invite you to attend the Annual Meeting, but if you are unable to do so, we ask that you return the enclosed proxy card promptly so that your vote will be counted.

Sincerely,

Thomas H. Dinsmore,
Chairman of the Board of Trustees

Bancroft Fund Ltd. Announces Agreement To Commence Tender Offer and Termination of Proxy Contest

FOR IMMEDIATE RELEASE Morristown, NJ January 14, 2008 Cusip 059695106	For Information: Gary I. Levine (973) 631-1177

Bancroft Fund Ltd. (AMEX: BCV) today announced that it had entered into an agreement with certain Bancroft shareholders owning approximately 6.04% of Bancroft’s shares of beneficial interest, pursuant to which Bancroft agreed to commence a cash tender offer for up to 758,754 shares of its beneficial interest at a price of not less than 95% of net asset value per share. The tender offer will remain open for at least 20 business days.

The tender offer price will be based on the net asset value of a Bancroft share of beneficial interest at 5:00 p.m. on the expiration date of the tender offer. If there were no change in net asset value between the date of this press release and the expiration of the tender offer, the tender offer price would not be less than $19.77 per share.

Bancroft expects to commence the tender offer on or before February 25, 2008. The tender offer may be terminated or withdrawn in the event any one or more of certain enumerated events should occur.

Bancroft reserves the right in its sole discretion to accept and pay for tendered shares in excess of 758,754 shares, but if more than 758,754 shares are tendered and Bancroft does not elect to take up and pay for all such shares, the tendered shares will be accepted on a pro rata basis.

In the Agreement, the Bancroft shareholder group agreed to tender all of their shares in the upcoming tender offer, to sell their Bancroft shares whenever the price reaches at least 95% of net asset value per share, to discontinue its planned proxy contest for two seats on the Bancroft Board which will be filled at the 2008 Annual Meeting of Shareholders scheduled to be held on February 11, 2008 and instead to vote for the two Bancroft nominees, and to withdraw their shareholder proposal with respect to consideration of a monthly managed distribution policy.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of Bancroft or a prospectus, circular or representation intended for use in the purchase or sale of Bancroft shares. The tender offer referred to in this announcement will be made only by the offer to purchase and related letter of transmittal. Bancroft shareholders should carefully read the tender offer materialswhen they are madeavailable because theywill contain important information about Bancroft and the tender offer. Further information will be forthcoming when the tender offer commences.

Shares of closed-end funds frequently trade at a discount to net asset value. The price of Bancroft’s shares is determined by a number of factors, several of which are beyond the control of Bancroft. Therefore, Bancroft cannot predict whether its shares will trade at, below or above net asset value.

Bancroft shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Bancroft shares involve investment risk, including possible loss of principal.

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Bancroft Fund Ltd. operates as a closed-end, diversified management investment company and invests primarily in convertible securities, with the objectives of providing income and the potential for capital appreciation; which objectives Bancroft considers to be relatively equal, over the long-term, due to the nature of the securities in which it invests. Bancroft shares are traded on the American Stock Exchange under the ticker symbol BCV.

AMEX - BCV      Cusip 059695106

For further information please contact:
Gary I. Levine,
Executive Vice President, Chief Financial Officer and Secretary

info@bancroftfund.com
Ph. (973) 631-1177
Fax (973) 631-9893

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